Lexaria Oilfield Sale Completed

KELOWNA, BC—December 10, 2014 - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria") is pleased to announce the sale of all its Belmont Lake oil assets for $1.4 million in cash has closed and all money received. Lexaria congratulates the new owners for having purchased a fine asset.

Lexaria has now repaid all outstanding debts. As a result our monthly expenditures have decreased and we are no longer making interest or principal repayments.

“We are very excited about using our new cash reserves to launch PoViva Tea and pursue our alternative-health business plan,” said Chris Bunka, CEO of Lexaria.

Lexaria is working almost around-the-clock to be able to offer PoViva tea to consumers as quickly as possible. We are hoping to be able to announce our ability to accept pre-orders before Christmas.

We are close to unveiling our new 1st generation PoViva website with an announcement pending in the days to come.

Lexaria is asking all its shareholders to spread the word of PoViva Tea and our patent pending process of delivering CBD, in preparation for sales to commence. We also remind all concerned that the CBD-oil derived from agricultural hemp that PoViva uses is legal in all 50 states and never contains more than inconsequential amounts of THC; less than 0.3% .

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, CBD sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company’s needs or that it will need to attempt to raise additional capital. There is no assurance that and cannabidiol-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. No statement herein has been evaluated by the Food and Drug Administration (FDA). PoViva products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.